                                                                    Exhibit 99.1

                         AGREEMENT AND PLAN OF MERGER
                                 BY AND AMONG

                             McKESSON CORPORATION

                           PATRIOT ACQUISITION CORP.
           a wholly owned direct subsidiary of McKesson Corporation

                                      and

                        AMERISOURCE HEALTH CORPORATION

                              September 22, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I                                                                      1
THE MERGER...................................................................  1
 1.1   The Merger............................................................  1
 1.2   Effective Time; Closing...............................................  2
 1.3   Effects of the Merger.................................................  2
 1.4   Certificate of Incorporation and Bylaws...............................  2
 1.5   Directors and Officers of the Surviving Corporation...................  2
ARTICLE II   CONVERSION OF SECURITIES........................................  3
 2.1   Conversion of Capital Stock...........................................  3
 2.2   Fractional Shares; Adjustments........................................  3
 2.3   Exchange of Certificates..............................................  4
  (a)   Exchange Agent.......................................................  4
  (b)   Exchange Procedures..................................................  4
  (c)   Distributions with Respect to Unexchanged Shares.....................  5
  (d)   No Further Ownership Rights in AmeriSource Common Stock..............  5
  (e)   Termination of Exchange Fund.........................................  6
  (f)   No Liability.........................................................  6
  (g)   Investment of Exchange Fund..........................................  6
  (h)   Missing Certificates.................................................  6
 2.4   Treatment of Stock Options............................................  7
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF AMERISOURCE..................  8
 3.1   Organization and Standing.............................................  8
 3.2   Subsidiaries..........................................................  8
 3.3   Corporate Power and Authority.........................................  9
 3.4   Capitalization of AmeriSource.........................................  9
 3.5   Conflicts; Consents and Approvals..................................... 10
 3.6   No Material Adverse Change............................................ 11
 3.7   AmeriSource SEC Documents............................................. 12
 3.8   Taxes................................................................. 12
 3.9   Compliance with Law................................................... 14
 3.10   Intellectual Property................................................ 14
 3.11   Title to Properties.................................................. 15
 3.12   Registration Statement; Joint Proxy Statement........................ 15
 3.13   Litigation........................................................... 15
 3.14   Brokerage and Finder's Fees; Expenses................................ 16
 3.15   Accounting Matters; Reorganization................................... 16
 3.16   Employee Benefit Plans............................................... 16
 3.17   Contracts............................................................ 19

 3.18   Labor Matters.......................................................  20
 3.19   Undisclosed Liabilities.............................................  21
 3.20   Operation of AmeriSource's Business; Relationships..................  21
 3.21   Permits; Compliance.................................................  21
 3.22   Environmental Matters...............................................  22
 3.23   Opinion of Financial Advisor........................................  23
 3.24   Board Recommendation................................................  23
 3.25   Related Party Transactions..........................................  23
 3.26   Employee Agreements.................................................  23
 3.27   Rights Plan.........................................................  24
 3.28   Voting on Transaction...............................................  24
ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........  24
 4.1   Organization and Standing............................................  24
 4.2   Subsidiaries.........................................................  24
 4.3   Corporate Power and Authority........................................  25
 4.4   Capitalization of Parent and Merger Sub..............................  25
 4.5   Conflicts; Consents and Approval.....................................  26
 4.6   Brokerage and Finder's Fees..........................................  27
 4.7   Accounting Matters; Reorganization...................................  27
 4.8   Parent SEC Documents.................................................  27
 4.9   Registration Statement; Joint Proxy Statement........................  28
 4.10   Compliance with Law.................................................  28
 4.11   Litigation..........................................................  28
 4.12   Board Recommendation................................................  28
 4.13   No Material Adverse Change..........................................  29
 4.14   Title to Properties.................................................  29
 4.15   Undisclosed Liabilities.............................................  29
 4.16   Operation of Parent's Business; Relationships.......................  29
 4.17   Opinion of Financial Advisor........................................  30
 4.18   Beneficial Ownership of Shares......................................  30
ARTICLE V   COVENANTS OF THE PARTIES........................................  30
 5.1   Mutual Covenants.....................................................  30
  (a)   HSR Act Filings; Best Efforts; Notification.........................  30
  (b)   Pooling-of-Interests................................................  33
  (c)   Tax-Free Treatment..................................................  33
  (d)   Public Announcements................................................  33
  (e)   Joint Proxy Statement; Registration Statement.......................  34
 5.2   Covenants of Parent..................................................  34
  (a)   Parent Stockholders Meeting.........................................  34
  (b)   Joint Proxy Statement; Registration Statement.......................  34

  (c)   Conduct of Parent's Operations....................................... 35
  (d)   Indemnification; Directors' and Officers' Insurance.................. 36
  (e)   Merger Sub........................................................... 38
  (f)   NYSE Listing......................................................... 39
  (g)   Access............................................................... 39
  (h)   Board of Directors and Officers of Parent............................ 39
  (i)   Affiliates of Parent................................................. 39
  (j)   Notification of Certain Matters...................................... 39
  (k)   Employees and Employee Benefits...................................... 40
  (l)   Letters of Parent's Accountants...................................... 40
  (m)   Purchases of Common Stock of AmeriSource............................. 40
  (n)   Registration Rights.................................................. 41
  (o)   Publishing Financial Results......................................... 41
 5.3   Covenants of AmeriSource.............................................. 41
  (a)   AmeriSource Stockholders Meeting..................................... 41
  (b)   Joint Proxy Statement; Registration Statement........................ 41
  (c)   Conduct of AmeriSource's Operations.................................. 42
  (d)   No Solicitation...................................................... 45
  (e)   Termination Right.................................................... 47
  (f)   Affiliates of AmeriSource............................................ 48
  (g)   Access............................................................... 49
  (h)   Notification of Certain Matters...................................... 49
  (i)   Subsequent Financial Statements...................................... 49
  (j)   Letters of AmeriSource's Accountants................................. 49
ARTICLE VI   CONDITIONS...................................................... 50
 6.1   Conditions to the Obligations of Each Party........................... 50
 6.2   Conditions to Obligations of AmeriSource.............................. 51
 6.3   Conditions to Obligations of Parent and Merger Sub.................... 52
ARTICLE VII   TERMINATION AND AMENDMENT...................................... 53
 7.1   Termination........................................................... 53
 7.2   Effect of Termination................................................. 56
 7.3   Amendment............................................................. 59
 7.4   Extension; Waiver..................................................... 59
ARTICLE VIII   MISCELLANEOUS................................................. 60
 8.1   No Survival of Representations and Warranties......................... 60
 8.2   Notices............................................................... 60
 8.3   Interpretation; Definitions........................................... 61
 8.4   Counterparts.......................................................... 62
 8.5   Entire Agreement...................................................... 62
 8.6   Third Party Beneficiaries............................................. 62
 8.7   Governing Law......................................................... 62

 8.8   Specific Performance.................................................. 62
 8.9   Assignment............................................................ 62
 8.10   Expenses............................................................. 63

Exhibit A-1  Form of Patriot Affiliate Letter
Exhibit A-2  Form of Parent Affiliate Letter

                         AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 22nd day of September, 1997, by and among McKesson Corporation, a Delaware corporation ("Parent"), Patriot Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and AmeriSource Health Corporation, a Delaware corporation ("AmeriSource").

                                  WITNESSETH

          WHEREAS, the Board of Directors of Parent has determined that a combination with AmeriSource is in the long term interest of its stockholders;

          WHEREAS, the Board of Directors of AmeriSource has determined that a combination with Parent is in the long term interest of its stockholders, and AmeriSource desires to combine its pharmaceutical distribution business with the operations of Parent and for AmeriSource's stockholders to have a continuing equity interest in the combined business;

          WHEREAS, in effectuation of the foregoing, the respective Boards of Directors of Parent, Merger Sub and AmeriSource have approved and declared advisable and in the best interests of their respective stockholders the merger of Merger Sub with and into AmeriSource, with AmeriSource as the surviving corporation (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

          WHEREAS, the parties intend that the Merger constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, the parties intend that the Merger be accounted for as a pooling-of-interests for accounting purposes.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

          1.1    The Merger.  Upon the terms and subject to the conditions
                 ----------
hereof, and in accordance with the provisions of the DGCL, at the Effective Time (as defined in

Section 1.2(a)), Merger Sub shall be merged with and into AmeriSource. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and AmeriSource shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

          1.2    Effective Time; Closing.  (a) Concurrently with the Closing (as
                 -----------------------
defined in Section 1.2(b)), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in accordance with Section 251 of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and AmeriSource and specified in the Certificate of Merger.

                 (b) The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 10:00 a.m. New York City time on the fifth business day following the latest of: (i) the date on which the Parent Stockholders Meeting (as defined in Section 5.2(a)) (including any adjournment or postponement thereof) shall have been held, (ii) the date on which the AmeriSource Stockholders Meeting (as defined in Section 5.3(a)) (including any adjournment or postponement thereof) shall have been held, (iii) the date on which the condition set forth in Section 6.1(b) shall have been satisfied or waived, (iv) the date on which the condition set forth in Section 6.1(e) shall have been satisfied or waived and (v) the date on which the condition set forth in Section 6.1(f) shall have been satisfied or waived; or at such other place or time or on such other date as Parent and AmeriSource may agree. The date on which the Closing takes place is referred to herein as the "Closing Date."

          1.3    Effects of the Merger. From and after the Effective Time, the
                 ---------------------
Merger shall have the effects set forth in the DGCL.

          1.4    Certificate of Incorporation and Bylaws. At the Effective Time,
                 ---------------------------------------
the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation.

          1.5    Directors and Officers of the Surviving Corporation. From and
                 ---------------------------------------------------
after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of Merger Sub shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II


                           CONVERSION OF SECURITIES

          2.1    Conversion of Capital Stock. At the Effective Time, by virtue
                 ---------------------------
of the Merger and without any action on the part of Parent, Merger Sub or AmeriSource or their respective stockholders:

                 (a) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

                 (b) Subject to the other provisions of this Article II, each share of AmeriSource Common Stock (as defined in Section 3.4) issued and outstanding immediately prior to the Effective Time shall be converted into and represent 0.71 (the "Exchange Ratio") of a share of common stock, par value $.01 per share, of Parent ("Parent Common Stock"), together with the associated preferred stock purchase rights ("Rights") issued pursuant to the Rights Agreement dated as of October 21, 1994 between Parent and First Chicago Trust Company of New York (the "Rights Agreement"). Subject to the other provisions of this Article II, as of the Effective Time, each such share of AmeriSource Common Stock shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect thereto except the right to receive (i) certificates representing the number of whole shares of Parent Common Stock into which such shares have been converted, (ii) certain dividends and other distributions in accordance with Section 2.3(c) and (iii) cash in lieu of fractional shares of Parent Common Stock in accordance with
Section 2.2(a), without interest.

                 (c) Each share of capital stock of AmeriSource held in the treasury of AmeriSource shall be cancelled and retired and no payment shall be made in respect thereof.

          2.2    Fractional Shares; Adjustments.  (a) No fractional shares of
                 ------------------------------
Parent Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b). In lieu of any such fractional shares, the holder of a certificate previously evidencing AmeriSource Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for AmeriSource Common Stock to the Exchange Agent (as defined in Section 2.3) pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of AmeriSource Common Stock shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. Any payment owed with respect to fractional shares shall be rounded upward to the nearest cent.

                 (b) If, prior to the Effective Time, Parent shall declare a stock dividend or other similar distribution of Parent Common Stock or securities convertible into shares of Parent Common Stock, or effect a stock split, reclassification, recapitalization, stock combination or other change with respect to the Parent Common Stock, the Exchange Ratio shall be adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, stock combination or other change.

          2.3    Exchange of Certificates.
                 ------------------------

                 (a)  Exchange Agent. Promptly following the Effective Time,
                      --------------
Parent shall deposit with First Chicago Trust Company of New York or such other exchange agent as may be designated by Parent and reasonably acceptable to AmeriSource (the "Exchange Agent"), for the benefit of the holders of AmeriSource Common Stock, for exchange in accordance with this Section 2.3, certificates representing shares of Parent Common Stock issuable pursuant to
Section 2.1(b) in exchange for outstanding shares of AmeriSource Common Stock and shall from time to time deposit cash in an amount required to be paid pursuant to Section 2.2(a) (such shares of Parent Common Stock (including the associated Rights) and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                 (b)  Exchange Procedures. As soon as practicable after the
                      -------------------
Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of AmeriSource Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(b) ("Certificates"), (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by AmeriSource prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, including offering holders of Certificates the ability to hold their shares of Parent Common Stock in book entry form in lieu of the certificates provided for below) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.1(b) in such denominations and registered in such names as such holder may request and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of AmeriSource Common Stock. In the event of a transfer of ownership of shares of AmeriSource Common Stock which is not registered on the transfer records of AmeriSource, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of AmeriSource Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

               (c)   Distributions with Respect to Unexchanged Shares.
                     ------------------------------------------------
Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to any shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.9), there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of surrender of such Certificate, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender of such Certificate, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

               (d)   No Further Ownership Rights in AmeriSource Common Stock.
                     -------------------------------------------------------
All shares of Parent Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of AmeriSource Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of AmeriSource of shares of AmeriSource Common Stock outstanding immediately prior to the Effective Time. All Certificates presented to the Surviving Corporation after the Effective Time for any reason shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "affiliate" of AmeriSource for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged until Parent has received written undertakings from such person in the form attached hereto as Exhibit A-1.

               (e)    Termination of Exchange Fund. Any portion of the Exchange
                      ----------------------------
Fund which remains undistributed to holders of AmeriSource Common Stock one year after the date of the mailing required by Section 2.3(b) shall be delivered to Parent, upon demand therefor, and holders of Certificates previously representing shares of AmeriSource Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Parent for payment of any claim to shares of Parent Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

               (f)    No Liability. None of Parent, the Surviving Corporation or
                      ------------
the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any shares of Parent Common Stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.5)), any such shares, dividends or distributions or cash in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

               (g)    Investment of Exchange Fund. The Exchange Agent shall
                      ---------------------------
invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(e).

               (h)    Missing Certificates. In the event any Certificate shall
                      --------------------
have been lost, stolen or destroyed, upon the making of an affidavit of that fact and providing an appropriate indemnity or surety bond by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock (including the associated Rights, dividends and distributions with respect thereto) and cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement.

          2.4    Treatment of Stock Options.  (a) Prior to the Effective Time,
                 --------------------------
Parent and AmeriSource shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of AmeriSource in effect on the date hereof which has been granted to current or former directors, officers or employees of AmeriSource by AmeriSource (or which has been granted by AmeriSource prior to the Effective Time in compliance with the terms of this Agreement) (each, a "AmeriSource Option") to be automatically converted at the Effective Time into an option (a "Parent Exchange Option") to purchase that number of shares of Parent Common Stock equal to the number of shares of AmeriSource Common Stock issuable immediately prior to the Effective Time upon exercise of the AmeriSource Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding AmeriSource Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such AmeriSource Option immediately before the Effective Time. In connection with the issuance of Parent Exchange Options, Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Exchange Options pursuant to this
Section 2.4 and (ii) from and after the Effective Time, upon exercise of Parent Exchange Options, make available for issuance all shares of Parent Common Stock covered thereby, subject to the terms and conditions applicable thereto.

                 (b) AmeriSource agrees to issue treasury shares of AmeriSource, to the extent available, upon the exercise of AmeriSource Options prior to the Effective Time.

                 (c) Parent agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "Commission") within 15 business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register the shares of Parent Common Stock issuable upon exercise of the Parent Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                  ARTICLE III


                 REPRESENTATIONS AND WARRANTIES OF AMERISOURCE

          In order to induce Merger Sub and Parent to enter into this Agreement, AmeriSource hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true, correct and complete.

          3.1    Organization and Standing. Each of AmeriSource and each
                 -------------------------
subsidiary (as defined in Section 8.3) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of AmeriSource and each subsidiary of AmeriSource is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on AmeriSource. AmeriSource is not in default in the performance, observance or fulfillment of any provision of its Restated Certificate of Incorporation or its Bylaws, each as in effect on the date hereof (the "AmeriSource Certificate" and the "AmeriSource Bylaws," respectively). AmeriSource has heretofore furnished to Parent a complete and correct copy of the AmeriSource Certificate and the AmeriSource Bylaws. Listed in Section 3.1 to the disclosure schedule delivered by AmeriSource to Parent and dated the date hereof (the "AmeriSource Disclosure Schedule") is each jurisdiction in which AmeriSource or a subsidiary of AmeriSource is qualified to do business and in good standing as of the date of the Agreement.

          3.2    Subsidiaries. AmeriSource does not own, directly or indirectly,
                 ------------
any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 3.2 to the AmeriSource Disclosure Schedule. Except as set forth in Section 3.2 to the AmeriSource Disclosure Schedule, AmeriSource is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or enterprise that is not wholly owned by AmeriSource. Except as set forth in Section 3.2 to the AmeriSource Disclosure Schedule, AmeriSource owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of AmeriSource's subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of AmeriSource's subsidiaries is duly authorized, validly issued, fully paid and nonassessable. All of the capital stock of each subsidiary of AmeriSource is owned by AmeriSource and/or one or more wholly-owned subsidiaries of AmeriSource. Other than as set forth in Section 3.2 to the AmeriSource Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any capital stock or other securities of any subsidiary of AmeriSource, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock or other securities of any subsidiary of AmeriSource, and neither AmeriSource nor any subsidiary of AmeriSource has any obligation of any kind to issue any additional shares of capital stock or other securities of any subsidiary of AmeriSource or to pay for or repurchase any shares of capital stock or other securities of any subsidiary of AmeriSource or any predecessor thereof.

          3.3    Corporate Power and Authority. AmeriSource has all requisite
                 -----------------------------
corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by the stockholders of AmeriSource, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by AmeriSource have been duly authorized by all necessary corporate action on the part of AmeriSource, subject to approval of the Merger and the transactions contemplated hereby by the stockholders of AmeriSource. This Agreement has been duly executed and delivered by AmeriSource and constitutes the legal, valid and binding obligation of AmeriSource enforceable against it in accordance with its terms.

          3.4    Capitalization of AmeriSource. As of September 15, 1997,
                 -----------------------------
AmeriSource's authorized capital stock consisted solely of (a) 50,000,000 shares of Class A common stock, par value $0.01 per share ("AmeriSource Class A Stock"), of which (i) 17,178,901 shares were issued and outstanding, (ii) 351,082 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and no shares were held by subsidiaries of AmeriSource, and (iii) 1,268,007 shares were reserved for issuance upon the exercise of outstanding AmeriSource Options, and 6,663,010 shares were reserved for issuance upon the conversion of AmeriSource Class B Stock and AmeriSource Class C Stock into AmeriSource Class A Stock, and no other shares were reserved for issuance for any other purposes; (b) 15,000,000 shares of Class B common stock, par value $0.01 per share ("AmeriSource Class B Stock"), of which (i) 6,490,370 shares were issued and outstanding, (ii) 2,950,000 shares were issued and held in treasury and no shares were held by subsidiaries of AmeriSource, and (iii) no shares were reserved for issuance for any purpose; and (c) 2,000,000 shares of Class C common stock, par value $0.01 per share (the "AmeriSource Class C Stock" and, with the AmeriSource Class A Stock and AmeriSource Class B Stock, the "AmeriSource Common Stock"), of which
(i) 172,640 shares were issued and outstanding, (ii) no shares were issued and held in treasury and no shares were held by subsidiaries of AmeriSource, and

(iii) no shares were reserved for issuance for any purpose. Since September 15, 1997 through the date hereof, except for any conversions of AmeriSource Class B Stock or AmeriSource Class C Stock into AmeriSource Class A Stock after September 15, 1997, there have been no increases to any of the foregoing amounts other than (i) increases in the number of shares of AmeriSource Class A Stock outstanding by reason of the exercise of any AmeriSource Options listed in
Section 3.4 to the AmeriSource Disclosure Schedule during the period, which exercise has reduced the number of shares of AmeriSource Class A Stock reserved for issuance by a corresponding amount, and (ii) an additional 3,418,601 shares of AmeriSource Class A Stock and an additional 3,418,601 shares of AmeriSource Class B Stock have been reserved for issuance under the Stock Option Agreement dated as of the date hereof between Parent and AmeriSource (the "AmeriSource Stock Option Agreement"). Each outstanding share of AmeriSource capital stock is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in Section 3.4 to the AmeriSource Disclosure Schedule or as contemplated by the AmeriSource Stock Option Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by AmeriSource of any capital stock or other securities of AmeriSource, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock or other securities of AmeriSource, and neither AmeriSource nor any subsidiary of AmeriSource has any obligation of any kind to issue any additional shares of capital stock or other securities or to pay for or repurchase any shares of capital stock or other securities of AmeriSource or any predecessor. Section
3.4 to the AmeriSource Disclosure Schedule accurately sets forth as of September 15, 1997 the names of, and the number of shares of each class and the number of options held by all holders of AmeriSource Options (including the exercise price and the number of vested and unvested shares with respect thereto). Except as set forth in Section 3.4 to the AmeriSource Disclosure Schedule, AmeriSource has no agreement, arrangement or understandings to register any securities of AmeriSource or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to Parent. At the Effective Time, assuming the Registration Rights Agreement (as defined in Section 5.2(n)) has been executed by the parties, all agreements, arrangements and understandings with 399 Venture Partners, Inc. ("VPI") to register any securities of AmeriSource under the Securities Act or under any state securities law will terminate without further action of the parties thereto.

          3.5    Conflicts; Consents and Approvals. Except as set forth in
                 ---------------------------------
Section 3.5 to the AmeriSource Disclosure Schedule, neither the execution and delivery of this

Agreement or the AmeriSource Stock Option Agreement by AmeriSource, nor the consummation of the transactions contemplated hereby or thereby will:

               (a) conflict with, or result in a breach of any provision of, the AmeriSource Certificate or the AmeriSource Bylaws,

               (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of AmeriSource under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which AmeriSource or any of its subsidiaries is a party,

               (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AmeriSource or any of its subsidiaries or any of their respective properties or assets, or

               (d) require any action or consent or approval of, or review by, or registration or filing by AmeriSource or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) approval of the Merger and the transactions contemplated hereby by stockholders of AmeriSource, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d), for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

          3.6    No Material Adverse Change. Except as set forth in Section 3.6
                 --------------------------
to the AmeriSource Disclosure Schedule and except as specifically disclosed in the AmeriSource SEC Documents (as defined in Section 3.7) filed with the Commission prior to the date of this Agreement, since September 30, 1996, there has been no change in the business, assets, liabilities, results of operations or financial condition of AmeriSource which individually or in the aggregate would reasonably be expected to have a Material

Adverse Effect on AmeriSource, or any event, occurrence or development which individually or in the aggregate would have a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby.

          3.7    AmeriSource SEC Documents. AmeriSource has timely filed with
                 -------------------------
the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "AmeriSource SEC Documents"). The AmeriSource SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section 3.7 to the AmeriSource Disclosure Schedule, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of AmeriSource included in the AmeriSource SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of AmeriSource and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of AmeriSource is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

          3.8    Taxes. Except as set forth in Section 3.8 to the AmeriSource
                 -----
Disclosure Schedule and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
AmeriSource:

                (a) AmeriSource and its subsidiaries (i) have duly filed all Tax Returns (as defined in Section 3.8(d)) (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by AmeriSource or its subsidiaries, all of which Tax Returns are true and correct; (ii) have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes (as defined in Section 3.8(d)), required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established or, prior to the Effective Time, will establish, in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Governmental Authority against AmeriSource or any of its subsidiaries, which deficiency has not been satisfied. Neither AmeriSource nor any of its subsidiaries is the subject of any currently ongoing Tax audit. With respect to any taxable period ended prior to September 30, 1993, all federal income Tax Returns including AmeriSource or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of AmeriSource or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where AmeriSource or its subsidiaries do not file Tax Returns that AmeriSource or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Neither AmeriSource nor any of its subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

                 (b) Neither AmeriSource nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither AmeriSource nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by Applicable Law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law)) which (i) requires AmeriSource or any of its subsidiaries to make any Tax payment to (other than payments made prior to June 30, 1997) or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of AmeriSource or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to AmeriSource or any of its subsidiaries from any other person.

                 (c) AmeriSource and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (d) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          3.9    Compliance with Law. Except as set forth in Section 3.9 to the
                 -------------------
AmeriSource Disclosure Schedule or as specifically disclosed in the AmeriSource SEC Documents filed with the Commission prior to the date hereof, AmeriSource is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority, including, without limitation, the Federal Prescription Drug Marketing Act and comparable or related state law provisions, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, the Good Manufacturing Practices and other standards of the Food and Drug Administration, federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy or wholesaling practices, statutes and regulations relating to billing or sales practices, the Foreign Corrupt Practices Act of 1977 and the Occupational Safety and Health Act and the regulations promulgated thereunder (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Laws"), relating to AmeriSource or its business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on AmeriSource. Except as disclosed in Section 3.9 to the AmeriSource Disclosure Schedule or as specifically disclosed in the AmeriSource SEC Documents filed with the Commission prior to the date hereof, no investigation or review by any Governmental Authority with respect to AmeriSource is pending, or, to the knowledge of AmeriSource, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource.

          3.10    Intellectual Property. Except as set forth in Section 3.10 to
                  ---------------------
the AmeriSource Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource, AmeriSource owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, computer software and data bases, including all embodiments or fixations thereof and related documentation, know-how and other proprietary rights and information ("Intellectual Property") used in or necessary for the conduct of the business of AmeriSource as currently conducted. Except as set forth in Section 3.10 to the AmeriSource Disclosure Schedule, the conduct of the businesses of AmeriSource as currently conducted does not conflict with or infringe upon any Intellectual Property of any third party except for any conflict or infringement that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource. Except as set forth in Section 3.10 to the AmeriSource Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource, to Parent's knowledge, no third party is infringing on any of the Intellectual Property owned by AmeriSource.

          3.11    Title to Properties. AmeriSource owns or holds under valid
                  -------------------
leases all real property, plants, machinery and equipment necessary for the conduct of the business of AmeriSource as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource.

          3.12    Registration Statement; Joint Proxy Statement. None of the
                  ---------------------------------------------
information provided by AmeriSource for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Parent under the Securities Act, including the prospectus relating to the shares of Parent Common Stock to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the joint proxy statement and form of proxies relating to the vote of the stockholders of AmeriSource with respect to the Merger and the vote of the stockholders of Parent with respect to the Parent Stockholder Proposal (as defined in Section 4.3) (as amended, supplemented or modified, the "Joint Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the AmeriSource Stockholders Meeting or the Parent Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement, except for such portion thereof that relates only to Parent and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Exchange Act.

          3.13    Litigation. Except as set forth in Section 3.13 to the
                  ----------
AmeriSource Disclosure Schedule or specifically disclosed in the AmeriSource SEC Documents filed with the Commission prior to the date of this Agreement, there is no suit, claim, action, proceeding, audit or investigation (an "Action") pending or, to the knowledge of AmeriSource, threatened against AmeriSource which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby. Except as set forth in Section
3.13 to the AmeriSource Disclosure Schedule, since September 30, 1994 AmeriSource has not been subject to any outstanding order, writ, injunction or decree specifically applicable to AmeriSource which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby.

          3.14    Brokerage and Finder's Fees; Expenses. Except in connection
                  -------------------------------------
with the retention of Goldman, Sachs & Co. (the fees of which firm shall be the sole responsibility of AmeriSource) and except as set forth in Section 3.14 to the AmeriSource Disclosure Schedule, neither AmeriSource nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of AmeriSource any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. AmeriSource has heretofore furnished to Parent a complete and correct copy of the engagement letter between AmeriSource and Goldman, Sachs & Co.

          3.15    Accounting Matters; Reorganization. Neither AmeriSource nor
                  ----------------------------------
any of its affiliates has taken or agreed to take any action that would (a) prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests for accounting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

          3.16    Employee Benefit Plans.
                  ----------------------

                  (a) For purposes of this Section 3.16, the following terms have the definitions given below:

                "Controlled Group Liability" means any and all liabilities under
(i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                "Plans" means each plan, program, policy, practice or other arrangement providing for compensation, severance, retirement benefits, fringe benefits, equity-based awards or other benefits of any kind (including, but not limited to, all employee welfare benefit plans within the meaning of Section 3(l) of ERISA and all employee pension benefit plans within the meaning of
Section 3(2) of ERISA) with respect to which AmeriSource or any of its subsidiaries or ERISA Affiliates has or may have any liability, contingent or otherwise, and further including any of the foregoing which cover directors or former directors of AmeriSource or any subsidiary.

                "Withdrawal Liability" means liability to a Multiemployer Plan (as defined in Section 3.16) as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          (b) With respect to each Plan, AmeriSource has provided to Parent a true, correct and complete copy of each material document relating to a material liability with respect thereto, including without limitation the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and
(v) the most recent determination letter from the Internal Revenue Service, if any.

          (c) Except as set forth in Section 3.16(c) to the AmeriSource Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

          (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the Effective Time will be made or paid in full on or before the final due date thereof.

          (e) AmeriSource and its subsidiaries have complied, and are now in compliance, with all applicable provisions of ERISA and the Code and all Applicable Laws relating to employees and employee benefits, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource. Each Plan has been established and operated in compliance with its terms and Applicable Laws, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource. There is not now, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of AmeriSource or any of its subsidiaries under ERISA or the Code. AmeriSource and its subsidiaries are each in compliance with all Applicable Laws respecting employment, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource.

          (f) Except as set forth in Section 3.16(f) to the AmeriSource Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has AmeriSource or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither AmeriSource nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) neither AmeriSource nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, or has been terminated, or could reasonably be expected to be in reorganization, to be insolvent, or to be terminated; and
(iii) no circumstances exist which individually or in the aggregate could reasonably be expected to result in Withdrawal Liability with respect to a Plan.

          (g) There does not now exist, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to result in, any Controlled Group Liability that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on AmeriSource or any of its subsidiaries. Without limiting the generality of the foregoing, neither AmeriSource nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

          (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section

3.16(h) to the AmeriSource Disclosure Schedule, neither AmeriSource nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (i) Except as disclosed in Section 3.16(i) to the AmeriSource Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of AmeriSource or any of its subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 3.16(i) to the AmeriSource Disclosure Schedule, no amount paid or payable by AmeriSource or any of its subsidiaries or Parent or any of its affiliates in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (j) Except as disclosed in Section 3.16(j) to the AmeriSource Disclosure Schedule, there are no pending, or to the knowledge of AmeriSource threatened, Actions (other than claims for benefits in the ordinary course) with respect to the Plans which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on AmeriSource or any of its subsidiaries.

          (k) Section 3.16(k) to the AmeriSource Disclosure Schedule sets forth a list of each employment, consulting, severance or similar agreement under which AmeriSource or any of its subsidiaries is or could become obligated to provide compensation or benefits in excess of $200,000, and AmeriSource has provided to Parent a copy of each such agreement.

          3.17    Contracts. Section 3.17 to the AmeriSource Disclosure Schedule
                  ---------
lists all contracts, agreements, guarantees, leases and executory commitments (each a "Contract"), other than Plans and any Contracts heretofore filed as an exhibit to any AmeriSource SEC Document, that exist as of the date hereof to which AmeriSource is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of AmeriSource's business other than those that individually or in the aggregate are not material to the business of AmeriSource, (b) joint venture and partnership agreements, (c) Contracts containing covenants purporting to limit the freedom of AmeriSource to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the Effective Time would have the effect of limiting the freedom of Parent or its subsidiaries (other than AmeriSource) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions in excess of $10,000,000 with respect to inventory purchases for resale, and $500,000 in the case of everything else, or requirements or other terms that restrict or limit the purchasing relationships of AmeriSource or its affiliates, or any customer, licensee or lessee thereof, (f) Contracts relating to any outstanding commitment for capital expenditures in excess of $1,000,000, (g) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $1,000,000 in the aggregate, letters of credit or other agreements or instruments of AmeriSource or commitments for the borrowing or the lending by AmeriSource of amounts in excess of $1,000,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of AmeriSource with an aggregate value in excess of $1,000,000, (h) Contracts providing for "earn-outs" or other contingent payments by AmeriSource involving more than $1,000,000 in the aggregate over the terms of all such Contracts, (i) Contracts providing for the purchase by AmeriSource of product for resale at a price above the weighted average price at which AmeriSource sells such product, (j) Contracts relating to material customer programs, including Contracts providing for loans to customers or slotting allowances, (k) Contracts associated with off balance sheet financing in excess of $1,000,000 in the aggregate, including but not limited to arrangements for the sale of receivables, (l) licenses or similar agreements granting the right to use any material Intellectual Property, (m) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements relating to material transactions since January 1, 1994, or (n) any agreement which is material to AmeriSource, irrespective of amount. All Contracts to which AmeriSource is a party or by which it is bound are valid and binding obligations of AmeriSource and, to the knowledge of AmeriSource, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource. Neither AmeriSource nor, to the knowledge of AmeriSource, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource. Set forth in Section 3.17(o) to the AmeriSource Disclosure Schedule is a description of any material changes to the amount and terms of the indentures of AmeriSource and its subsidiaries from the description in the notes to the financial statements incorporated in AmeriSource's Form 10-K for the period ended September 30, 1996 filed with the Commission. Set forth in Section 3.17(p) to the AmeriSource Disclosure Schedule is the amount of the annual premium currently paid by AmeriSource for its directors' and officers' liability insurance.

          3.18    Labor Matters. Except as set forth in Section 3.18 to the
                  -------------
AmeriSource Disclosure Schedule, AmeriSource does not have any labor contracts or collective bargaining agreements with any persons employed by AmeriSource or any persons otherwise performing services primarily for AmeriSource, nor as of the date hereof is AmeriSource in the process of negotiating any such agreement. There is no labor strike, dispute or stoppage pending or, to the knowledge of AmeriSource, threatened against AmeriSource which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and AmeriSource has not experienced any such labor strike, dispute or stoppage since September 30, 1994.

          3.19    Undisclosed Liabilities. Except (i) as and to the extent
                  -----------------------
disclosed or reserved against in the consolidated balance sheet of AmeriSource as of June 30, 1997 included in the AmeriSource SEC Documents, or disclosed in the footnotes to the financial statements as of such date or the footnotes to the September 30, 1996 financial statements included in the AmeriSource SEC Documents, (ii) as incurred after June 30, 1997 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or
(iii) as set forth in Section 3.19 to the AmeriSource Disclosure Schedule, AmeriSource does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource.

          3.20 Operation of AmeriSource's Business; Relationships. (a) Since
               --------------------------------------------------
September 30, 1996 through the date of this Agreement and except for entering into this Agreement and the AmeriSource Stock Option Agreement, AmeriSource has not engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect Section 5.3(c) except as set forth in
Section 3.20(a) to the AmeriSource Disclosure Schedule or as specifically disclosed in the AmeriSource SEC Documents filed with the Commission prior to the date of this Agreement.

          (b) Except as set forth in Section 3.20(b) to the AmeriSource Disclosure Schedule, (i) from January 1, 1997 to the date hereof, no material customer of AmeriSource has indicated that it will stop or materially decrease purchasing materials, products or services from AmeriSource and (ii) since January 1, 1997, no material supplier of AmeriSource has indicated that it will stop or materially decrease the supply of materials, products or services to AmeriSource, in each case, the effect of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on AmeriSource.

          3.21    Permits; Compliance. AmeriSource is in possession of all
                  -------------------
material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "AmeriSource Permits"), except where the failure to be in possession of such

AmeriSource Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

          3.22    Environmental Matters. Except for matters disclosed in Section
                  ---------------------
3.22 of the AmeriSource Disclosure Schedule and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource, (a) the properties, operations and activities of AmeriSource and its subsidiaries have at all times been for all applicable periods of limitation, and are, in compliance with all applicable Environmental Laws and Environmental Permits (each as defined below); (b) AmeriSource and its subsidiaries and the properties and operations of AmeriSource and its subsidiaries are not subject to any pending or, to the knowledge of AmeriSource, threatened Action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries; (c) there has been no release of any Hazardous Materials (as defined below) into the environment by AmeriSource or its subsidiaries, and there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of AmeriSource or its subsidiaries; (d) there has been no exposure of any person or property to any Hazardous Materials in connection with the properties, operations and activities of AmeriSource or its subsidiaries (provided that the foregoing is not intended to apply to exposure relating to the consumption or other customary use of pharmaceutical products manufactured or distributed by AmeriSource); and (e) neither AmeriSource nor any of its subsidiaries (x) has received any written notice that AmeriSource, any of its subsidiaries or any of their respective present or former operations, facilities or subsidiaries is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or (y) has disposed of, arranged for the disposal of, or transported any Hazardous Materials to any site which is listed on the U.S. Environmental Protection Agency's National Priorities List or which is otherwise subject to remediation or investigation. AmeriSource and its subsidiaries have made available to Parent all material internal and external environmental audits and reports (in each case relevant to AmeriSource or any of its subsidiaries) prepared since January 1, 1992 and in the possession of AmeriSource or its subsidiaries. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

          3.23    Opinion of Financial Advisor. AmeriSource has received the
                  ----------------------------
written opinion of Goldman, Sachs & Co., its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the AmeriSource Stockholders, and such opinion has not been withdrawn or revoked or modified in any material respect.

          3.24    Board Recommendation. The Board of Directors of AmeriSource,
                  --------------------
at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the AmeriSource Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the AmeriSource Stockholders,
(ii) resolved to recommend that the holders of the shares of AmeriSource Common Stock entitled to vote thereon approve this Agreement and the transactions contemplated herein, including the Merger, and (iii) taken all action necessary to render Section 203 of the DGCL inapplicable to this Agreement, the AmeriSource Stock Option Agreement, the Merger and the transactions contemplated hereby and thereby (the "AmeriSource Board Recommendation"). The AmeriSource Board Recommendation has not been withdrawn, revoked or modified.

          3.25    Related Party Transactions. Except as set forth in Section
                  --------------------------
3.25 to the AmeriSource Disclosure Schedule, since the date of AmeriSource's proxy statement dated January 15, 1997, no event has occurred that would be required to be reported under Item 404 of Regulation S-K promulgated by the Commission.

          3.26    Employee Agreements. Each of the employees of AmeriSource
                  -------------------
specified in Section 3.26 to the AmeriSource Disclosure Schedule has duly executed and delivered an employee agreement with AmeriSource, a copy of which is attached to Section 3.26A to the AmeriSource Disclosure Schedule (each, a "Current Employee Agreement"), and an employee agreement with AmeriSource and Parent to take effect at the Effective Time, a copy of which is attached to
Section 3.26B to the Disclosure Schedule (each, a "Successor Employee Agreement") (the Current Employee Agreements and the Successor Employee Agreements collectively, the "Employee Agreements"), and none of such Employee Agreements has been amended or terminated, except that no representation and warranty is made as to Parent; provided, however, it is understood that this representation and warranty shall not fail to be true and correct after the date of this Agreement with respect to any person who is no longer employed by AmeriSource so long as AmeriSource shall not have amended, granted any waiver or release under, or assigned any rights or claims under the Employee Agreements with such former employee. AmeriSource has previously provided to Parent copies of all employee agreements with the above individuals.

          3.27    Rights Plan. AmeriSource does not have a so-called "poison
                  -----------
pill," shareholder rights plan or similar plan.

          3.28    Voting on Transaction. Neither the AmeriSource Class B Stock
                  ---------------------
nor the AmeriSource Class C Stock entitles any holders thereof to vote on any of the transactions contemplated hereby.



                                  ARTICLE IV


            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          In order to induce AmeriSource to enter into this Agreement, Parent and Merger Sub hereby jointly and severally represent and warrant to AmeriSource that the statements contained in this Article IV are true, correct and complete.

          4.1    Organization and Standing. Each of Parent and Merger Sub is a
                 -------------------------
corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on Parent. Parent is not in default in the performance, observance or fulfillment of any provision of its Restated Certificate of Incorporation (the "Parent Certificate"), or its Restated By-Laws (the "Parent Bylaws"), and Merger Sub is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws. Parent has heretofore furnished to AmeriSource a complete and correct copy of the Parent Certificate and Parent Bylaws and the Certificate of Incorporation and Bylaws of Merger Sub.

          4.2    Subsidiaries. Except as set forth in Section 4.2 to the
                 ------------
disclosure schedule delivered by Parent to AmeriSource and dated the date hereof (the "Parent Disclosure Schedule"), Parent owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Parent's subsidiaries.

          4.3    Corporate Power and Authority. Each of Parent and Merger Sub
                 -----------------------------
has all requisite corporate power and authority to enter into and deliver this Agreement and, subject to approval by the stockholders of Parent of the issuance of shares of Parent Common Stock issuable in the Merger (such proposal to approve the issuance of shares of Parent Common Stock, the "Parent Stockholder Proposal"), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject to approval by the stockholders of Parent of the Parent Stockholder Proposal. This Agreement has been duly executed and delivered by each of Merger Sub and Parent, and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.

          4.4    Capitalization of Parent and Merger Sub.  (a) As of September
                 ---------------------------------------
15, 1997, Parent's authorized capital stock consisted solely of (i) 200,000,000 shares of Parent Common Stock, of which (x) 46,171,876 shares were issued and outstanding, (y) 225,098 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (z) below) and
(z) 14,365,411 shares were reserved for issuance upon the exercise of stock options or as shares of restricted stock or for issuance under Parent's Deferred Compensation Administration Plan, Parent's Stock Purchase Plan, and Parent's 1997 Directors Equity Compensation and Deferral Plan or upon conversion of Parent's 5% Trust Convertible Preferred Securities, and (ii) 100,000,000 shares of Series Preferred Stock, par value $.01 per share, of which no shares were issued and outstanding. Each outstanding share of Parent capital stock is, and the shares of Parent Common Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Parent capital stock has not been, and the shares of Parent Common Stock to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in Section 4.4 to the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Parent of any equity securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Parent, and neither Parent nor any subsidiary of Parent has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Parent, its subsidiaries or its or their predecessors. The shares of Parent Common Stock (including those shares to be issued in the Merger) are registered under the Exchange Act. Except as set forth in Section 4.4 to the Parent Disclosure Schedule, Parent has no agreement, arrangement or understanding to register any securities of Parent or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to AmeriSource.

                 (b) Merger Sub's authorized capital stock consists solely of 1,000 shares of Common Stock, par value $.01 per share ("Merger Sub Common Stock"), of which, as of the date hereof, 100 shares were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Merger Sub Common Stock are owned free and clear of any liens, claims or encumbrances by Parent.

          4.5    Conflicts; Consents and Approval. Except as set forth in
                 --------------------------------
Section 4.5 to the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will:

                 (a) conflict with, or result in a breach of, any provision of the Parent Certificate or Parent Bylaws or the Certificate of Incorporation or Bylaws of Merger Sub,

                 (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party,

                 (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or

                 (d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval by the stockholders of Parent of the Parent Stockholder Proposal, (ii) authorization for the listing of the shares of Parent Common Stock to be issued in the Merger on the NYSE and the Pacific Exchange, Inc., subject to official notice of issuance, (iii) actions required by the HSR Act, and (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

          4.6    Brokerage and Finder's Fees. Except in connection with the
                 ---------------------------
retention of Peter J. Solomon Company Limited (the fees of which shall be the responsibility of Parent), neither Parent nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of Parent any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

          4.7    Accounting Matters; Reorganization. Neither Parent nor any of
                 ----------------------------------
its affiliates has taken or agreed to take any action that would (a) prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests for accounting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

          4.8    Parent SEC Documents. Parent has timely filed with the
                 --------------------
Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section 4.8 to the Parent Disclosure Schedule, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practices), in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          4.9    Registration Statement; Joint Proxy Statement. None of the
                 ---------------------------------------------
information provided by Parent for inclusion in the Registration Statement or the Joint Proxy Statement, at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the AmeriSource Stockholders Meeting or the Parent Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, with respect to the portion thereof that relates only to Parent and its subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act, and the Registration Statement, except for such portion thereof that relates only to AmeriSource and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Securities Act.

          4.10    Compliance with Law. Parent and its subsidiaries are in
                  -------------------
compliance with all Applicable Laws relating to Parent, its subsidiaries or their respective business or properties, except where the failure to be in compliance therewith (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed in
Section 4.10 to the Parent Disclosure Schedule or as specifically disclosed in the Parent SEC Documents filed with the Commission prior to the date of this Agreement, no investigation or review by any Governmental Authority with respect to Parent or its subsidiaries is pending, or, to the knowledge of Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          4.11    Litigation. Except as set forth in Section 4.11 to the Parent
                  ----------
Disclosure Schedule or specifically disclosed in the Parent SEC Documents filed with the Commission prior to the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby. Except as set forth in Section 4.11 to the Parent Disclosure Schedule, since September 30, 1994, neither Parent nor any of its subsidiaries has been subject to any outstanding order, writ, injunction or decree specifically applicable to Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

          4.12    Board Recommendation. The Board of Directors of Parent, at a
                  --------------------
meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Parent and the stockholders of Parent, and (ii) resolved to recommend that the stockholders of Parent approve the Parent Stockholder Proposal and such recommendation has not been withdrawn, revoked or modified.

          4.13    No Material Adverse Change. Except as specifically disclosed
                  --------------------------
in the Parent SEC Documents filed with the Commission prior to the date of this Agreement, since March 31, 1997, there has been no change in the business, assets, liabilities, results of operations or financial condition of Parent which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent or any event, occurrence or development which individually or in the aggregate would have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

          4.14    Title to Properties. Parent and its subsidiaries own or hold
                  -------------------
under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Parent and its subsidiaries as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          4.15    Undisclosed Liabilities. Except (i) as and to the extent
                  -----------------------
disclosed or reserved against in the consolidated balance sheet of Parent as of June 30, 1997 included in the Parent SEC Documents, or disclosed in the footnotes to the financial statements as of such date or the footnotes to the March 31, 1997 financial statements included in the Parent SEC Documents, (ii) as incurred after June 30, 1997 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 4.15 to the Parent Disclosure Schedule, Parent and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

          4.16    Operation of Parent's Business; Relationships.  (a) Since
                  ---------------------------------------------
March 31, 1997 through the date of this Agreement and except for entering into this Agreement and the AmeriSource Stock Option Agreement, neither Parent nor any of its subsidiaries has engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect Section 5.2(c) except as set forth in Section 4.16(a) to the Parent Disclosure Schedule or except as specifically disclosed in the Parent SEC Documents filed prior to the date of this Agreement.

          (b) Except as set forth in Section 4.16(b) to the Parent Disclosure Schedule, (i) from January 1, 1997 to the date hereof, no material customer of Parent or any of its subsidiaries has indicated that it will stop or materially decrease purchasing materials, products or services from Parent or its subsidiaries and (ii) since January 1, 1997, no material supplier of Parent or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to Parent or its subsidiaries, in each case, the effect of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

          4.17    Opinion of Financial Advisor. Parent has received the written
                  ----------------------------
opinion of Peter J. Solomon Company Limited, its financial advisor, to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, and such opinion has not been withdrawn or revoked or modified in any material respect.

          4.18    Beneficial Ownership of Shares. Except pursuant to the
                  ------------------------------
AmeriSource Stock Option Agreement, none of Parent or Merger Sub "beneficially owns" (as such term is defined in Rule 13d-3(a) under the Exchange Act) any shares of AmeriSource Common Stock or any securities convertible into or exchangeable for shares of AmeriSource Common Stock.

                                   ARTICLE V


                           COVENANTS OF THE PARTIES

          The parties hereto agree that:

          5.1    Mutual Covenants.
                 ----------------

               (a)   HSR Act Filings; Best Efforts; Notification. (i)  Each of
                     -------------------------------------------
Parent and AmeriSource shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice (either, an "HSR Authority") or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, to accept all reasonable changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.1(a)(ii)) with respect to any such filing or any such transaction. Each party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. All documents and information disclosed to any party pursuant to this Section 5.1(a)(i) shall be governed by the terms of the Joint Defense Agreement, dated September 1, 1997, between counsel for Parent and AmeriSource (the "Joint Defense Agreement") and the Confidentiality Agreement among such counsel and Parent's economic consultant (the "Antitrust Confidentiality Agreement"), to the extent either such agreement is applicable to any such documents and information.

                     (ii) Each of Parent and AmeriSource shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and AmeriSource shall cooperate and use its best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, and vigorously to pursue all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Parent and AmeriSource decide that litigation is not in their respective best interest. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing described in this paragraph (ii) or to the matters described in paragraph (i) of this Section 5.1(a), provided that it shall afford AmeriSource a reasonable opportunity to participate therein, and provided, further, that nothing in this sentence shall affect the parties' rights and obligations contained in the third, fourth and fifth sentences of
Section 5.1(a)(i). Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this
Section 5.1(a). Each of Parent and AmeriSource shall use its best efforts to take such action as may be required to cause the expiration of the notice period under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                (iii) Each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Parent or AmeriSource from occurring prior to or after the Effective Time, (C) the preparation of the Joint Proxy Statement, the Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for as a pooling of interests for accounting purposes and to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and (E) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

                (iv) Notwithstanding anything to the contrary in this Agreement, neither Parent nor AmeriSource shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, provided, however, that unless Parent and AmeriSource otherwise agree, if required to avoid an HSR Authority instituting an Action challenging the transactions contemplated by this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement (or if required to settle any Action previously instituted by an HSR Authority), Parent shall and, at the direction of Parent, AmeriSource shall, hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or take or agree to take any action or agree to any limitation required to avoid an HSR Authority instituting an Action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated hereby (or to settle any Action previously instituted by an HSR Authority) unless such action, in the reasonable judgment of Parent's Board of Directors, would reasonably be expected to (x) have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Parent combined with the Surviving Corporation after the Effective Time, or
(y) reduce or render more uncertain the financial or strategic benefits expected, as of the date hereof, to be realized from consummation of the Merger. Notwithstanding any other provision of this Section 5.1(a)(iv) neither party shall be required to (i) waive any of the conditions to the Merger set forth in
Article VI of this Agreement as they apply to such party, or (ii) divest any of their respective businesses or assets if the divestitures would be required to be consummated prior to the Effective Time.

               (b)    Pooling-of-Interests. Each of the parties agrees that it
                      --------------------
shall not, and shall not permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Parent from accounting, and shall use its best efforts (including, without limitation, providing appropriate representation letters, and, in the case of AmeriSource, causing AmeriSource's independent accountants to provide an appropriate letter, to Parent's independent accountants) to allow Parent to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB No. 16"), and to obtain a letter, in form and substance reasonably satisfactory to Parent, from Parent's independent accountants dated the date of the Effective Time and, if requested by Parent, dated the date of the Joint Proxy Statement stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by Parent in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

               (c)    Tax-Free Treatment. Each of the parties shall use its best
                      ------------------
efforts to cause the Merger to constitute a "reorganization" under Section 368(a) of the Code.

               (d)    Public Announcements. Each of the parties agrees that it
                      --------------------
shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with a national securities exchange; provided, if such disclosure is required by law or any such listing agreement, such disclosure may not be made without prior consultation of the other parties.

               (e)   Joint Proxy Statement; Registration Statement. As promptly
                     ---------------------------------------------
as practicable after the execution of this Agreement, Parent and AmeriSource shall jointly prepare the Joint Proxy Statement, and Parent and AmeriSource shall each file the Joint Proxy Statement with the Commission on a confidential basis. Each of AmeriSource and Parent shall, as promptly as practicable, furnish the other party with all information concerning it as may be required for inclusion in the Joint Proxy Statement and the Registration Statement.

          5.2    Covenants of Parent.
                 -------------------

               (a)    Parent Stockholders Meeting. Parent shall take all action
                      ---------------------------
in accordance with the federal securities laws, the DGCL and the Parent Certificate and Parent Bylaws necessary to convene a special meeting of the stockholders of Parent (the "Parent Stockholders Meeting") to be held and completed on the earliest practical date determined by Parent, subject to the consent of AmeriSource (which shall not be unreasonably withheld) (which date shall be the same date as the date of the AmeriSource Stockholders Meeting or as close to one another as reasonably practicable), to consider and vote upon approval of the Parent Stockholder Proposal.

               (b)   Joint Proxy Statement; Registration Statement. The Joint
                     ---------------------------------------------
Proxy Statement shall include the recommendation of Parent's Board of Directors referred to in Section 4.12 and the opinion of Peter J. Solomon Company Limited referred to in Section 4.17. Consistent with the timing for the Parent Stockholders Meeting and the AmeriSource Stockholders Meeting as determined by Parent, subject to the consent of AmeriSource (which shall not be unreasonably withheld), Parent shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commission and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Parent shall obtain knowledge of any information pertaining to Parent that would require an amendment or supplement to the Registration Statement or the Joint Proxy Statement, Parent shall so advise AmeriSource in writing and shall promptly furnish AmeriSource with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Joint Proxy Statement. Parent shall use all reasonable efforts to mail at the earliest practicable date to the stockholders of Parent the Joint Proxy Statement, which shall include all information required by Applicable Law to be furnished to the stockholders of Parent in connection with the Parent Stockholder Proposal. Parent also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger.

               (c)   Conduct of Parent's Operations. During the period from the
                     ------------------------------
date of this Agreement to the Effective Time, Parent shall use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Parent shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.2(c) to the Parent Disclosure Schedule, without the prior written consent of AmeriSource:

                     (i) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Parent's regular independent accountants;

                     (ii) take any action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

                     (iii) make any changes in the Parent Certificate or Parent Bylaws that would adversely affect in any material respect the rights and preferences of the holders of shares of Parent Common Stock or make any changes in the Certificate of Incorporation or Bylaws of Merger Sub;

                     (iv) without giving AmeriSource and Parent's counsel written notice at least six business days prior to the filing of any application under the HSR Act with respect thereto, or, if no such filing is made, at least six business days prior to the entering into of any agreement to make such acquisition, or within two business days after entering into any such agreement provided the agreement is contingent on compliance with this paragraph (iv), acquire a material amount of assets or capital stock of or other equity interests in (A) an entity engaged in the U.S. pharmaceutical distribution business (as defined below) or (B) any other business; provided that, in the case of clause (A), no such acquisition shall be made if either Parent's outside antitrust counsel or AmeriSource's outside antitrust counsel shall, within five business days of receipt of the aforesaid notice, deliver to Parent its written opinion that such acquisition would materially and adversely affect the ability of Sections 6.1(b), 6.1(c) and 6.1(d)

(insofar as they relate to federal Antitrust Laws) to be satisfied on or prior to the Termination Date (as defined in Section 7.1(c)) (Parent agreeing promptly to provide AmeriSource's counsel with all information, analyses and materials available to Parent in connection with such acquisition that would be reasonably necessary in formulating its opinion); and provided that, in the case of clause (B), no such acquisition shall be made if such acquisition would materially and adversely affect the ability of Sections 6.1(b), 6.1(c) and 6.1(d) (insofar as they relate to federal Antitrust Laws) to be satisfied on or prior to the Termination Date; Parent hereby agreeing that it will make its determination as to whether the acquisition would materially and adversely affect such ability after consulting with Parent's outside antitrust counsel and AmeriSource's outside antitrust counsel (for the purposes of this Section 5.2(c)(iv) only, an entity shall be deemed to be engaged in the U.S. pharmaceutical distribution business if it derived at least $200 million in revenues from the pharmaceutical distribution business (and shall have more than $25 million of revenues or $15 million in assets in the U.S.) in its fiscal year preceding the date of the agreement or filing referred to above) (it being understood that, with respect to joint ventures or newly formed entities, the revenues of such entity for a fiscal year will include revenues the contributing party derived from the assets or businesses contributed to such entity for the entire twelve-month period ending on the same date as the end of such entity's fiscal year);

                     (v) declare or pay (i) any non-cash dividend or distribution, other than dividends or distributions for which there would be an adjustment to the Exchange Ratio pursuant to Section 2.2(b), on any shares of Parent Common Stock, or (ii) any cash dividend or distribution other than regular quarterly cash dividends (with declaration, record and payment dates consistent with past practice) not to exceed 110% of the per share amount of quarterly cash dividends declared and paid on its shares of Parent Common Stock with respect to the previous four fiscal quarters;

                     (vi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                     (vii) agree in writing or otherwise to take any of the foregoing actions.

               (d)   Indemnification; Directors' and Officers' Insurance.
                     ---------------------------------------------------
(i) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer (an "Indemnified Person") of AmeriSource or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnified Person with the consent of Parent, which consent will not be unreasonably withheld), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of: (x) the fact that such Indemnified Person is or was a director or officer of AmeriSource or any of its subsidiaries or is or was serving at the request of AmeriSource or any of its subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise; or (y) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the DGCL, the AmeriSource Certificate or the AmeriSource Bylaws or any indemnification agreement in effect at the date hereof and listed in Section 5.2(d) to the AmeriSource Disclosure Schedule, including provisions relating to advancement of expenses incurred in the defense of any such Claim. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim, after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provisions of paragraph (ii) of this Section 5.2(d), and subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled hereto.

                     (ii) The Indemnified Person shall control the defense of any Claim with counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Parent, provided that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided, further, that if any D&O Insurance (as defined in Section 5.2(d)(iv)) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of AmeriSource's D&O Insurance in existence as of the date of this Agreement, then the provision of such policy shall govern. Parent and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Persons in any single Claim except to the extent that, in the opinion of independent legal counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Parent, representation of two or more of such Indemnified Persons would present a conflict of interest under applicable standards of conduct in the legal profession. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

                     (iii) Parent, Merger Sub and AmeriSource agree that all rights to indemnification or liabilities, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the AmeriSource Certificate or the

AmeriSource Bylaws and any indemnification agreement in effect at the date hereof and listed in Section 5.2(d) to the AmeriSource Disclosure Schedule, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the AmeriSource Certificate or the AmeriSource Bylaws or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent; and provided further that nothing in this Section 5.2(d) shall impair any rights or obligations of any current or former director or officer of AmeriSource or its subsidiaries, including pursuant to the respective certificates of incorporation or bylaws of Parent, the Surviving Corporation or AmeriSource, or their respective subsidiaries, under the DGCL or otherwise.

                     (iv) Parent or the Surviving Corporation shall maintain AmeriSource's existing directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially similar coverage and amounts (with carriers comparable to AmeriSource's existing carriers) containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is canceled during such period, Parent or the Surviving Corporation shall use their reasonable efforts to obtain substantially similar D&O Insurance, and provided further that Parent and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                     (v) The provisions of this Section 5.2(d) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

                     (vi) From and after the Effective Time Parent shall (A) provide to the directors of AmeriSource who become directors of Parent directors' and officers' liability insurance on the same basis and to the same extent as that, if any, provided to other directors of Parent, and (B) enter into indemnification agreements with the directors of AmeriSource who become directors of Parent on terms entered into with other directors of Parent generally.

               (e)   Merger Sub. Prior to the Effective Time, Merger Sub shall
                     ----------
not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or any material liabilities.

               (f)    NYSE Listing. Parent shall use its best efforts to cause
                      ------------
the shares of Parent Common Stock issuable pursuant to the Merger (including, without limitation, the shares of Parent Common Stock issuable upon the exercise of the Parent Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

               (g)    Access. Parent shall permit representatives of AmeriSource
                      ------
to have appropriate access at all reasonable times to Parent's premises, properties, books, records, contracts, documents, customers and suppliers. Information obtained by AmeriSource pursuant to this Section 5.2(g) shall be subject to the provisions of the confidentiality agreement between Parent and AmeriSource (the "Confidentiality Agreement"), which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.2(g) or otherwise shall affect or be deemed to modify any representation or warranty made in this Agreement. Notwithstanding the foregoing, Parent shall have no obligation to provide AmeriSource with information if Parent determines in good faith, upon written advice of its outside antitrust counsel, that providing such information may violate any Applicable Law.

               (h)   Board of Directors and Officers of Parent. The Board of
                     -----------------------------------------
Directors of Parent shall take all action necessary immediately following the Effective Time to elect the following persons to the Board of Directors of
Parent: (i) James Urry, who shall be assigned to the class of directors whose term of office expires at Parent's first annual meeting of stockholders after the Effective Time, (ii) Michael Delaney, who shall be assigned to the class of directors whose term of office expires at Parent's second annual meeting of stockholders after the Effective Time, and (iii) David Yost, who shall be assigned to the class of directors whose term of office expires at Parent's third annual meeting of stockholders after the Effective Time. The Board of Directors of Parent also shall appoint David Yost as Group President of the AmeriSource Services Group and a Corporate Vice President, effective after the Effective Time, to serve in accordance with the provisions of the Parent Certificate, the Parent Bylaws and the provisions of the DGCL.

               (i)    Affiliates of Parent. Parent shall use its best efforts to
                      --------------------
cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Parent for purposes of applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, to execute and deliver to AmeriSource no less than 30 days prior to the date of the Parent Stockholders Meeting, the written undertakings in the form attached hereto as Exhibit A-2 (the "Parent Affiliate Letter").

               (j)   Notification of Certain Matters. Parent shall give prompt
                     -------------------------------
notice to AmeriSource of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any Parent representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.2(j) shall not limit or otherwise affect the remedies available hereunder to AmeriSource.

               (k)   Employees and Employee Benefits. From and after the
                     -------------------------------
Effective Time, Parent shall treat all service by AmeriSource Employees (as defined below) with AmeriSource and their respective predecessors prior to the Effective Time as service with Parent for eligibility and vesting purposes under Parent's employee benefits plans. Following the Effective Time, Parent agrees to provide or cause its affiliates to provide employee benefits to AmeriSource Employees that are no less favorable in the aggregate than those provided to AmeriSource Employees immediately prior to the Effective Time under the employee benefit plans of AmeriSource and its subsidiaries. With respect to any medical or dental benefit plan in which AmeriSource Employees participate after the Effective Time, Parent shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any AmeriSource Employee which was, as of the Effective Time, treated under a AmeriSource plan as a pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a AmeriSource Employee or a AmeriSource Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and subsidiaries of Parent. For purposes of this Section 5.2(k), "AmeriSource Employees" shall mean persons who are, as of the Effective Time, employees of AmeriSource.

               (l)   Letters of Parent's Accountants. Parent shall use all
                     -------------------------------
reasonable efforts to cause to be delivered to AmeriSource letters of Parent's independent accountants, dated a date within two business days before the date on which the Registration Statement shall become effective, the date the Joint Proxy Statement is mailed and the date of the AmeriSource Stockholders Meeting and addressed to AmeriSource, in form and substance reasonably satisfactory to AmeriSource and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

               (m)   Purchases of Common Stock of AmeriSource. During the period
                     ----------------------------------------
from the date hereof through the Effective Time, neither Parent nor any of its subsidiaries will purchase any shares of AmeriSource Common Stock other than pursuant to the AmeriSource Stock Option Agreement.

               (n)    Registration Rights. At or prior to the Closing Parent
                      -------------------
shall enter into an agreement with VPI to provide it with registration rights with respect to the Parent Common Stock to be received by it in the Merger, pursuant to the registration rights agreement (the "Registration Rights Agreement") attached to Section 5.2(n) to the AmeriSource Disclosure Schedule.

               (o)    Publishing Financial Results.  If the Effective Time is
                      ----------------------------
less than 30 days prior to the end of Parent's fiscal quarter or occurs during the first 30 days of McKesson's fiscal quarter, Parent shall use reasonable efforts to prepare and publicly release, as soon as practicable following the end of the first month ending at least 30 days after the Effective Time, a report filed with the Commission on Form 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of Parent and AmeriSource for a period of at least 30 days of combined operations of Parent and AmeriSource following the Effective Time.

          5.3    Covenants of AmeriSource.
                 ------------------------

               (a)   AmeriSource Stockholders Meeting. AmeriSource shall take
                     --------------------------------
all action in accordance with the federal securities laws, the DGCL and the AmeriSource Certificate and the AmeriSource Bylaws necessary to convene a special meeting of the stockholders of AmeriSource entitled to vote (the "AmeriSource Stockholders Meeting") to be held and completed on the earliest practicable date determined by Parent, subject to the consent of AmeriSource (which shall not be unreasonably withheld) (which date shall be the same date as the date of the Parent Stockholders Meeting or as close to one another as reasonably practicable), to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby.

               (b)   Joint Proxy Statement; Registration Statement. AmeriSource
                     ---------------------------------------------
shall cooperate with Parent in the preparation and filing of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Parent in having the Registration Statement declared effective by the Commission as promptly as practicable and in maintaining the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, AmeriSource shall obtain knowledge of any information pertaining to AmeriSource that would require any amendment or supplement to the Registration Statement or the Joint Proxy Statement, AmeriSource shall so advise Parent in writing and shall promptly furnish Parent with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement the Registration Statement and/or Joint Proxy Statement. AmeriSource shall use all reasonable efforts to mail at the earliest practicable date to the stockholders of AmeriSource the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to the stockholders of AmeriSource in connection with the Merger and the transactions contemplated thereby and shall include the AmeriSource Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d) and the written opinion of Goldman, Sachs & Co. described in Section 3.23.

               (c)   Conduct of AmeriSource's Operations. During the period from
                     -----------------------------------
the date of this Agreement to the Effective Time, AmeriSource shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, AmeriSource shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the AmeriSource Disclosure Schedule, without the prior written consent of Parent:

                     (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
(B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock (provided that AmeriSource may grant AmeriSource Options to purchase shares of AmeriSource Common Stock if such grants are made at such times and in such amounts as are consistent with previous grants by AmeriSource in the ordinary course of business ("Additional AmeriSource Options") and if the Additional AmeriSource Options shall provide that the Merger shall not be an event which accelerates the vesting thereof, and so long as no such grant shall jeopardize Parent's ability to account for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16 and provided further that prior to granting any Additional AmeriSource Options AmeriSource shall consult with Parent's and AmeriSource's independent public accountants and if either of them recommends that a particular grant of AmeriSource Options not be made or that the number of AmeriSource Options to be granted shall be reduced then AmeriSource will follow such recommendation), (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any other securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of AmeriSource Options which are outstanding as of the date hereof or which are granted by AmeriSource prior to the Effective Time in compliance with the terms of this Agreement), (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock or (F) adopt a so-called "poison pill" or adopt or enter into a shareholder rights plan or similar plan;

                     (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

                     (iii) amend the AmeriSource Certificate or the AmeriSource Bylaws;

                     (iv) merge or consolidate with any other person;

                     (v) acquire assets or capital stock of or other equity interests in any other person valued, giving effect to assumed indebtedness, at more than $25 million per transaction and $50 million in the aggregate; provided that AmeriSource shall give Parent written notice of any acquisition of assets or capital stock of or other equity interests in any other person, regardless of the size of the transaction, at least six business days prior to the filing of any application under the HSR Act with respect thereto or, if no such filing is made, at least six business days prior to the entering into of any agreement to make such an acquisition, or within two business days after entering into any such agreement, provided the agreement is contingent on compliance with this paragraph (v), and provided, further, that AmeriSource shall not make any acquisition of (A) any entity engaged in the U.S. pharmaceutical distribution business (as defined below) or (B) any other business, regardless of the size of the transaction, if (x) in the case of clause (A), either AmeriSource's outside antitrust counsel or Parent's outside antitrust counsel shall, within five business days of receipt of the aforesaid notice, deliver to AmeriSource its written opinion that such acquisition would materially and adversely affect the ability of Section 6.1(b), 6.1(c) and 6.1(d) (insofar as they relate to federal Antitrust Laws) to be satisfied on or prior to the Termination Date (AmeriSource agreeing promptly to provide Parent's counsel with all information, analyses and materials available to AmeriSource in connection with such acquisition that would be reasonably necessary in formulating its opinion); and (y) in the case of clause (B), if such acquisition would materially and adversely affect the ability of Section 6.1(b), 6.1(c) and 6.1(d) (insofar as they relate to federal Antitrust Laws) to be satisfied on or prior to the Termination Date; AmeriSource hereby agreeing that it will make its determination as to whether the acquisition would materially and adversely affect such ability after consulting with AmeriSource's outside antitrust counsel (for the purposes of this Section 5.3(c)(v) only, an entity shall be deemed to be engaged in the U.S. pharmaceutical distribution business if it derived at least $100 million in revenues from the pharmaceutical distribution business (and shall have more than $25 million of revenues in the U.S. or $15 million in assets in the U.S.) in its fiscal year preceding the date of the agreement or filing referred to above) (it being understood that, with respect to joint ventures or newly formed entities, the revenues of such entity for a fiscal year will include revenues the contributing party derived from the assets or businesses contributed to such entity for the entire twelve-month period ending on the same date as the end of such entity's fiscal year);

                     (vi) except pursuant to existing credit arrangements set forth in Section 3.17 to the AmeriSource Disclosure Schedule or as set forth in
Section 5.3(c) to the AmeriSource Disclosure Schedule, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

                     (vii) except as set forth in Section 5.3(c)(vii) of the AmeriSource Disclosure Schedule, enter into or modify any employment, severance, stay-pay termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice (except for change-of-control severance agreements that in all cases shall require the prior written consent of Parent), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice;

                     (viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

                     (ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by AmeriSource's regular independent accountants, or make any material Tax election (unless required by law or consistent with prior practice) or settle any material Tax liability which is the subject of dispute between AmeriSource and a Governmental Authority, unless, in each case, Parent is given reasonable prior written notice thereof;

                     (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract ("Contract Actions") other than Contract Actions in the ordinary course of business consistent with past practices and which individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on AmeriSource;

                     (xi) enter into any confidentiality, standstill or non-compete agreements or arrangements which after the Effective Time would apply or purport to apply to Parent or any of its subsidiaries (other than AmeriSource or any of its subsidiaries);

                     (xii) incur or commit to any capital expenditures, individually or in the aggregate, in excess of the amount set forth in Section 5.3(c) to the AmeriSource Disclosure Schedule;

                     (xiii) except as permitted by Section 5.3(d), take any action to exempt or make not subject to (x) the provisions of Section 203 of the DGCL or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Parent or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

                     (xiv) modify or waive any of its rights under any provision of any confidentiality agreement or standstill agreement;

                     (xv) take any action that will likely result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect;

                     (xvi) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.3(c);

                     (xvii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                     (xviii) agree in writing or otherwise to take any of the foregoing actions.

               (d)    No Solicitation. During the term of this Agreement,
                      ---------------
AmeriSource shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving AmeriSource, or acquisition of any capital stock from AmeriSource (other than upon exercise of AmeriSource options which are outstanding as of the date hereof or which have been granted by AmeriSource prior to the Effective Time in compliance with the terms of this Agreement) or 15% or more of the assets of AmeriSource and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by AmeriSource of any material assets or capital stock of any other person (other than to the extent specifically permitted by Section 5.3(c)(v)), or any combination of the foregoing (a "Competing Transaction"), or negotiate or otherwise engage in discussions with any person (other than Parent, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the stockholders of AmeriSource, AmeriSource may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of AmeriSource determines in good faith by a majority vote, after consultation with and receipt of advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of AmeriSource under Applicable Law and determines that such a proposal is, after consulting with Goldman, Sachs & Co. (or any other nationally recognized investment banking firm), more favorable to AmeriSource's stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Competing Transaction). AmeriSource will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.3(d), in the event that prior to the approval of the Merger by the stockholders of AmeriSource the Board of Directors of AmeriSource determines in good faith by a majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the AmeriSource Board of Directors under Applicable Law, the Board of Directors of AmeriSource may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Parent, the AmeriSource Board Recommendation and take and disclose to the stockholders of AmeriSource a position with respect to the Competing Transaction and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed AmeriSource Board Recommendation and recommendation with respect to the Competing Transaction in connection with a tender or exchange offer for AmeriSource securities, provided that it uses all reasonable efforts to give Parent two days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to Section 7.1(d)). The AmeriSource Board of Directors shall not, in connection with any such withdrawal, modification or change of the AmeriSource Board Recommendation, take any action to change the approval of the Board of Directors of AmeriSource for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby, including this Agreement, the AmeriSource Stock Option Agreement and the Merger, provided, however, that this sentence shall not prohibit AmeriSource from withdrawing, modifying or changing its recommendation or approving or recommending any Competing Transaction under the circumstances and subject to the conditions set forth in this Section 5.3(d). From and after the execution of this Agreement, AmeriSource shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Parent within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, AmeriSource shall immediately advise Parent, in writing, if the Board of Directors of AmeriSource shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d).

               (e)    Termination Right. If prior to the approval of the Merger
                      -----------------
by the stockholders of AmeriSource the Board of Directors of AmeriSource shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited or encouraged by AmeriSource or any of its subsidiaries or affiliates in violation of this Agreement that failure to enter into such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of AmeriSource under Applicable Law and that such Competing Transaction is more favorable to the stockholders of AmeriSource from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Competing Transaction) and is in the best interest of the stockholders of AmeriSource and AmeriSource has received (x) the advice of its outside legal counsel that failure to enter into such a Competing Transaction would constitute a breach of the Board of Directors' fiduciary duties under Applicable Law and (y) a written opinion (a copy of which has been delivered to Parent) from Goldman, Sachs & Co. (or any other nationally recognized investment banking firm) that the Competing Transaction is more favorable from a financial point of view to the stockholders of AmeriSource than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent), AmeriSource may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction provided that, prior to any such termination, (i) AmeriSource has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.3(e), identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of the Acquisition Agreement to be entered into for such Competing Transaction, and (ii) at least three full business days after AmeriSource has provided the notice referred to in clause (i) above (provided that the advice and opinion referred to in clauses (x) and (y) above shall continue in effect without revocation, revision or modification), AmeriSource delivers to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.3(e), (B) a check in the amount of Parent's Costs (as defined in Section 7.2) as the same may have been estimated by Parent in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Parent's definitive determination of such Costs), plus the amount of the Termination Fee (as defined in Section 7.2), (C) a written acknowledgment from AmeriSource that (x) the termination of this Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a "Purchase Event" as defined in the AmeriSource Stock Option Agreement and (y) the AmeriSource Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of AmeriSource's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by AmeriSource.

               (f)    Affiliates of AmeriSource. AmeriSource shall use its best
                      -------------------------
efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of AmeriSource for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling-of-interests accounting treatment, to execute and deliver to Parent no less than 30 days prior to the date of the AmeriSource Stockholders Meeting, the written undertakings in the form attached hereto as Exhibit A-1 (the "AmeriSource Affiliate Letter"). No later than 45 days prior to the date of the AmeriSource Stockholders Meeting, AmeriSource, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the persons or entities who, in AmeriSource's opinion, may be deemed to be "affiliates" of AmeriSource under the preceding sentence. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the AmeriSource Affiliate Letter on the certificates evidencing any of the shares of Parent Common Stock to be received by (i) any such "affiliate" of AmeriSource specified in such letter or (ii) any person Parent reasonably identifies (by written notice to AmeriSource) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling-of-interests accounting treatment, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Parent Common Stock, consistent with the terms of the AmeriSource Affiliate Letter, regardless of whether such person has executed the

AmeriSource Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence. Promptly upon the request of the holder of such certificates, Parent will issue new certificates with no legends, and will countermand the stop transfer instructions, consistent with the terms of the AmeriSource Affiliate Letter.

               (g)    Access. AmeriSource shall permit representatives of Parent
                      ------
to have full access at all reasonable times to AmeriSource's premises, properties, books, records, contracts, documents, customers and suppliers, and shall cause its independent accountants to give Parent access to such accountants' work papers. Information obtained by Parent pursuant to this
Section 5.3(g) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(g) or otherwise shall affect or be deemed to modify any representation or warranty made in this Agreement. Notwithstanding the foregoing, AmeriSource shall have no obligation to provide Parent or Merger Sub with information if AmeriSource determines in good faith, upon written advice of its outside antitrust counsel, that providing information may violate any Applicable Law.

               (h)   Notification of Certain Matters. AmeriSource shall give
                     -------------------------------
prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty by AmeriSource contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of AmeriSource to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to Parent.

               (i)   Subsequent Financial Statements. AmeriSource shall consult
                     -------------------------------
with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any AmeriSource SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

               (j)   Letters of AmeriSource's Accountants.  AmeriSource shall
                     ------------------------------------
use all reasonable efforts to cause to be delivered to Parent letters of AmeriSource's independent accountants, dated a date within two business days before the date on which the Registration Statement shall become effective, the date the Joint Proxy Statement is mailed and the date of the Parent Stockholders Meeting and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.


                                  ARTICLE VI


                                  CONDITIONS

          6.1    Conditions to the Obligations of Each Party. The obligations of
                 -------------------------------------------
AmeriSource, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction of the following conditions:

                 (a) (i) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the stockholders of AmeriSource entitled to vote thereon, and (ii) the issuance of the shares of Parent Common Stock to be issued in the Merger shall have been approved by the stockholders of Parent entitled to vote thereon, in each case in the manner required by all Applicable Laws and the applicable stock exchange rules.

                 (b) Any applicable waiting periods (and any extensions thereof, including any written commitment to an HSR Authority to defer or delay consummation of the Merger notwithstanding expiration of such waiting periods) under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated.

                 (c) No provision of any Applicable Law (other than Antitrust
Laws), as supported by written opinion of outside legal counsel, and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement (the parties having used their respective best efforts (consistent with the provisions of this Agreement) to cause such Applicable Law to be satisfied (if such Applicable Law is capable of being satisfied) so as to cause such Applicable Law not to prohibit the Merger or the transactions contemplated hereby).

                 (d) There shall not be pending any Action by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of AmeriSource and Parent under Section 5.1(a), seeking to prohibit or limit the ownership or operation by Parent, AmeriSource or any of their respective subsidiaries of, or to compel Parent, AmeriSource or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Parent, AmeriSource or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any subsidiary of Parent from effectively controlling in any material respect the business or operations of Parent or the subsidiaries of Parent.

                 (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

                 (f) The shares of Parent Common Stock to be issued in the Merger (including, without limitation, the shares of Parent Common Stock issuable upon the exercise of the Parent Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

                 (g) Parent shall have received a letter, in form and substance reasonably satisfactory to Parent and AmeriSource, from Parent's independent accountants dated the date of the Effective Time (a copy of which shall have been delivered to AmeriSource), stating that they concur with the conclusion of Parent's management that the Merger will qualify as a transaction to be accounted for by Parent in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

          6.2    Conditions to Obligations of AmeriSource. The obligations of
                 ----------------------------------------
AmeriSource to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
AmeriSource:

                 (a) The representations and warranties of each of Parent and Merger Sub set forth in Article IV (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except for changes permitted by Section 5.2(c) and except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Parent.

                 (b) Each of Parent and Merger Sub shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time, except, in the case of breaches of Section 5.2(c), for acts and omissions of Parent which, in the aggregate, do not have a Material Adverse Effect on Parent.

                 (c) Each of Parent and Merger Sub shall have furnished AmeriSource with a certificate dated the Closing Date signed on behalf of it by the President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                 (d) AmeriSource shall have received an opinion from Dechert, Price & Rhoads, dated the Closing Date, based upon certain factual representations of AmeriSource, Parent and Merger Sub reasonably requested by such counsel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                 (e) Since the date of this Agreement, there shall not have been any change in the business, assets, liabilities, results of operations or financial condition of Parent which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

          6.3    Conditions to Obligations of Parent and Merger Sub. The
                 --------------------------------------------------
obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Parent:

                 (a) The representations and warranties of AmeriSource set forth in Article III (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except for changes permitted by Section 5.3(c) and except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on AmeriSource.

                 (b) AmeriSource shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time, except, in the case of breaches of Section 5.3(c), for acts and omissions of AmeriSource which, in the aggregate, do not have a Material Adverse Effect on AmeriSource.

                 (c) AmeriSource shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                 (d) Since the date of this Agreement, there shall not have been any change in the business, assets, liabilities, results of operations or financial condition of AmeriSource which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on AmeriSource.

                 (e) Each of the Employee Agreements shall be in full force and effect in accordance with its terms and shall not have been modified, amended or terminated (other than by Parent); provided, however, that it is understood that this condition shall not fail to be satisfied with respect to any such person who is no longer employed by AmeriSource so long as AmeriSource shall not have modified, amended or terminated, granted any waiver or release under, or assigned any rights or claims under, the Employee Agreements with such former employee.

                 (f) There shall not have been a material breach of the AmeriSource Stock Option Agreement.


                                  ARTICLE VII


                           TERMINATION AND AMENDMENT


          7.1    Termination. This Agreement may be terminated and the Merger
                 -----------
may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of AmeriSource and the stockholders of Parent):

                 (a) by mutual written consent of Parent and AmeriSource;

                 (b) by either Parent or AmeriSource if there shall be any Applicable Law (other than Antitrust Laws) that, as supported by written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited (the terminating party having given at least 10 days notice to the other party of the existence of such Applicable Law and both parties having used their respective best efforts (consistent with the provisions of this Agreement) to cause such Applicable Law to be satisfied (if the Applicable Law is capable of being satisfied) so that it does not have the effect set forth above), or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Parent or AmeriSource from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

               (c) by either Parent or AmeriSource if the Merger shall not have been consummated before May 31, 1998; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; and, provided further, that (i) if, on May 31, 1998, the five events set forth in Section 1.2(b) shall have occurred but the Closing shall not have taken place, then references to "May 31, 1998" in this paragraph (c) shall instead be "June 7, 1998," and (ii) if the date on which any applicable waiting period (and any extensions thereof) under the HSR Act relating to the merger and other transactions contemplated by the Agreement and Plan of Merger, dated as of August 23, 1997, by and among Cardinal Health, Inc. ("Cardinal"), Bruin Merger Corp. and Bergen Brunswig Corporation (the "Cardinal Transaction") shall have first expired or been terminated is between May 1, 1998 and May 31, 1998 (each inclusive), and on such date no judgment, injunction, order or decree shall prohibit or enjoin consummation of the Cardinal Transaction and there shall not be pending any Action by an HSR Authority seeking with respect to Cardinal or Bergen Brunswig Corporation or the Cardinal Transaction any of the remedies set forth in Section 6.1(d), then references to "May 31, 1998" in this paragraph (c) shall instead be "June 30, 1998" (the date on which this Agreement may be terminated pursuant to this paragraph (c), as applicable, being herein referred to as the "Termination Date");

               (d) by Parent if the Board of Directors of AmeriSource shall withdraw, modify or change the AmeriSource Board Recommendation in a manner adverse to Parent, or if the Board of Directors of AmeriSource shall have refused to affirm the AmeriSource Board Recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from Parent which request was made on a reasonable basis;

               (e) by Parent or AmeriSource if at the AmeriSource Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of AmeriSource to approve the Merger, the Merger Agreement and the transactions contemplated hereby shall not have been obtained;

               (f) by Parent or AmeriSource if at the Parent Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of Parent to approve the issuance of shares of Parent Common Stock in the Merger shall not have been obtained;

               (g) by AmeriSource, pursuant to Section 5.3(e);

               (h) by Parent if at any time the representations and warranties of AmeriSource set forth in Section 3.15 shall not be true and correct and Parent shall have been advised by Parent's independent accountants that the condition set forth in
Section 6.1(g) cannot be satisfied;

               (i)  by Parent or AmeriSource if:

                    (x) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or 6.2(b) (in the case of a breach by Parent) or Section 6.3(a) or 6.3(b) (in the case of a breach by AmeriSource) or would result in a material adverse effect on the ability of Parent and/or AmeriSource to consummate the transactions contemplated hereby, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

                    (y) the condition set forth in Section 6.3(d) (in the case of a termination by Parent) or Section 6.2(e) (in the case of a termination by AmeriSource) is not satisfied and cannot reasonably be expected to be satisfied by the Termination Date or, if earlier, the fifth business day following the latest to occur of the five events set forth in Section 1.2(b);

               (j) by AmeriSource if at any time the representations and warranties of Parent set forth in Section 4.7 shall not be true and correct and Parent shall have been advised by Parent's independent accountants that the condition set forth in Section 6.1(g) cannot be satisfied (Parent hereby agreeing to request advice from its accountants on the matter upon the reasonable request of AmeriSource);

               (k) subject to the provisions of Section 7.2(c), by Parent or AmeriSource if either party has received any communication from an HSR Authority (an "HSR Litigation Communication") (such HSR Litigation Communication to be promptly communicated to the other party and to be confirmed to the other party by the Bureau Director of the Federal Trade Commission or such Director's delegate or an Assistant Attorney General or the latter's delegate) indicating that an HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the Antitrust Laws, which litigation would include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement;

               (l) by Parent if AmeriSource shall have breached in any material respect any of its obligations under the AmeriSource Stock Option Agreement; or

               (m) by AmeriSource, on March 31, 1998 (by written notice to Parent on such date before 5:00 p.m., New York time) if the conditions set forth in Sections 6.1(b), 6.1(c) and 6.1(d) (insofar as they relate to federal Antitrust Laws) shall not have been satisfied prior to such time (it being understood that the termination right contained in this paragraph (m) is a one-time right which, if not exercised on March 31, 1998, shall terminate at 5:00 p.m., New York time, on such date and this Agreement shall continue in accordance with its terms); provided that AmeriSource shall not have any termination rights pursuant to this paragraph (m) if prior to March 31, 1998 the parties shall have received an HSR Litigation Communication and on the Exchange Date (as defined in Section 7.2(c)) AmeriSource shall have delivered a notice of waiver or failed to deliver a notice of exercise pursuant to paragraph (k) of this Section 7.1 and Section 7.2(c).

          7.2    Effect of Termination.  (a) In the event of the termination of
                 ---------------------
this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of each of Section 5.2(g) and Section 5.3(g), the last sentence of Section 5.1(a)(i), and Sections 7.2, 8.7 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution and performance of this Agreement and related documentation and stockholders' meetings and consents ("Costs").


          (b)  AmeriSource agrees that, if:

                    (i) AmeriSource terminates this Agreement pursuant to Sections 5.3(e) and 7.1(g);

                    (ii) Parent terminates this Agreement pursuant to Section 7.1(d) or 7.1(l);

                    (iii) (A) Parent or AmeriSource terminates this Agreement pursuant to Section 7.1(e), (B) at the time of such failure by the stockholders of AmeriSource to so approve the Merger, this Agreement and the transactions contemplated hereby there is a publicly announced or disclosed Competing Transaction with respect to AmeriSource, and (C) within 12 months after such termination, AmeriSource shall enter into an Acquisition Agreement for a Business Combination (as defined in this Section 7.2) or consummate a Business Combination;

                    (iv) (A) Parent or AmeriSource terminates this Agreement pursuant to Section 7.1(e) and (B) within three months after such termination, AmeriSource shall enter into an Acquisition Agreement for a Business Combination or consummate a Business Combination; or

                    (v) (A) AmeriSource terminates this Agreement pursuant to
Section 7.1(m), and (B) either (x), at the time of such termination there is a publicly announced or disclosed Competing Transaction with respect to AmeriSource or the Board of Directors of AmeriSource has been advised of a Competing Transaction and within six months after such termination, AmeriSource shall enter into an Acquisition Agreement with the party (or an affiliate thereof) that had publicly announced or disclosed the Competing Transaction, or of whose Competing Transaction AmeriSource's Board of Directors had been advised, for a Transaction (as defined in this Section 7.2) or consummate a Transaction or (y) within six months after such termination AmeriSource shall effect a leveraged recapitalization, then, (X) in the case of a termination by Parent as described in clause (ii) above, within three business days following any such termination, (Y) in the case of a termination by AmeriSource as described in clause (i) above, concurrently with such termination, or (Z) in the case of a termination by AmeriSource or Parent as described in clause (iii) above or clause (iv) above or a termination by AmeriSource as described in clause (v) above, prior to the earlier of the consummation of a Business Combination or a Transaction, as applicable, or execution of an Acquisition Agreement with respect thereto within the applicable time period, AmeriSource will pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent (i) in reimbursement for Parent's expenses an amount in cash equal to the aggregate amount of Parent's Costs, but not in excess of $12 million and (ii) a termination fee in an amount equal to $65 million (such amount, the "Termination Fee"). For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving AmeriSource as a result of which the stockholders of AmeriSource prior to such transaction in the aggregate cease to own at least 85% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 15% of the assets of AmeriSource and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Parent or any affiliate thereof) or group (as such term is defined under
Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of more than 15% of the AmeriSource Common Stock whether by tender or exchange offer or otherwise. For purposes of this Section 7.2, "Transaction" means a merger, consolidation, share exchange, business combination or similar transaction involving AmeriSource as a result of which the stockholders of AmeriSource immediately prior to the consummation of such transaction in the aggregate cease to own a majority of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof).

          (c) The right to terminate this Agreement pursuant to Section 7.1(k) shall either be exercised or waived on the first business day after an HSR Authority has authorized litigation challenging the transactions contemplated by this Agreement under the Antitrust Laws (or the business day immediately preceding the date, if any, to which the HSR Authority has extended the date for instituting litigation, it being understood that AmeriSource and Parent shall agree with each other and with such HSR Authority not to consummate the Merger and the transactions contemplated hereby for ten business days and shall use their respective best efforts to obtain the agreement of such HSR Authority to extend for ten business days the date for instituting litigation) (or such earlier date as the parties may mutually agree) (the "Exchange Date") by simultaneous exchanges by representatives of Parent and AmeriSource of their respective notices of exercise or waiver, as applicable, on the Exchange Date (it being understood that the failure of any party to deliver such notice on the Exchange Date shall be deemed to be a waiver of such party's termination rights pursuant to Section 7.1(k). Parent and AmeriSource agree that:

                (i) if Parent shall have elected to exercise its right to terminate this Agreement pursuant to Section 7.1(k), and AmeriSource shall have waived its right to terminate this Agreement pursuant to Section 7.1(k), in each case as reflected in the notice referred to in the preceding sentence (or absence of notice, as the case may be), then Parent will pay to AmeriSource, in reimbursement of AmeriSource's expenses, an amount equal to the aggregate amount of AmeriSource's Costs, but not in excess of $12 million, plus the Stay Pay Arrangements referred to in Section 5.3(c)(vii) to the AmeriSource Disclosure Schedule, up to a maximum reimbursement (including Costs) of $20 million in the aggregate. Stay-Pay Arrangements include payments made whether before or after termination of this Agreement, so long as such payments were made pursuant to the Stay-Pay Arrangements set forth in Section 5.3(c) to the AmeriSource Disclosure Schedule. Reimbursement of any such payments that are not payable to employees until after the termination of this Agreement shall be made as and when expended by AmeriSource;

                (ii) if AmeriSource shall have elected to exercise its right to terminate this Agreement pursuant to Section 7.1(k), and Parent shall have waived its right to terminate pursuant to Section 7.1(k), in each case as reflected in the notice referred to in the preceding sentence (or absence of notice, as the case may be), then AmeriSource will pay to Parent, in reimbursement of Parent's expenses, an amount equal to the aggregate amount of Parent's Costs but not in excess of $12 million; and

                (iii) if AmeriSource and Parent shall both have elected to exercise their right to terminate this Agreement pursuant to Section 7.1(k), then neither AmeriSource nor Parent will be required to reimburse the other for the other's Costs.

          (d) Parent and AmeriSource agree that, in the event that any Termination Fee and/or Costs are paid pursuant to this Section 7.2, such Termination Fee and/or Costs, as applicable, shall be the exclusive remedy for the acts or omissions which resulted in the termination of this Agreement, and shall be deemed to be liquidated damages, provided that the party paying the Termination Fee and/or Costs shall not have breached any of its obligations under this Agreement. If the party paying the Termination Fee and/or Costs shall have breached any of its obligations under this Agreement, then the other party shall be entitled to enforce all of its rights under this Agreement in law and in equity.

          (e) The parties acknowledge that the payments provided for in this
Section 7.2 are an integral part of the transactions contemplated by this Agreement and, without the agreement to make such payments, the parties would not have entered into this Agreement. Accordingly, if any party shall fail to make any payment (whether of a Termination Fee or of Costs) owing pursuant to this Section 7.2 promptly when due, the party to which such payment is owed shall be entitled to be paid all costs and expenses (including fees and disbursements of counsel) incurred in collecting such payment.

          7.3    Amendment. This Agreement may be amended by the parties hereto,
                 ---------
by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by stockholders of AmeriSource, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the stockholders of AmeriSource without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4    Extension; Waiver. At any time prior to the Effective Time,
                 -----------------
Parent (with respect to AmeriSource) and AmeriSource (with respect to Parent and Merger Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII


                                 MISCELLANEOUS

          8.1    No Survival of Representations and Warranties. The
                 ---------------------------------------------
representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

          8.2    Notices. All notices and other communications hereunder shall
                 -------
be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Parent or Merger Sub:

                    One Post Street
                    San Francisco, CA  94104
                    Attn.:  Ivan D. Meyerson, Esq.
                    Telecopy No.:  415-983-8826

               with a copy to:

                    Fried, Frank, Harris, Shriver & Jacobson
                    One New York Plaza
                    New York, New York  10004
                    Attn.:  Stephen Fraidin, P.C.
                    Telecopy No.:  212-859-4000

               (b)  if to AmeriSource:

                    300 Chester Field Parkway
                    Malvern, PA  19355
                    Attn.:  Teresa Ciccotelli, Esq.
                    Telecopy No.:  610-993-7677

               with a copy to:

                    Dechert, Price & Rhoads
                    1717 Arch Street
                    Philadelphia, PA  19103
                    Attn.:  G. Daniel O'Donnell, Esq.
                    Telecopy No.:  215-994-2222

          8.3 Interpretation; Definitions. (a) When a reference is made in this
              ---------------------------
Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to AmeriSource, such reference shall be deemed to include any and all subsidiaries of AmeriSource, individually and in the aggregate, except for Sections 3.1, 3.2, 3.3, 3.4, 3.8, 3.15, 3.22, 3.23,
3.24 and 8.3.

                (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any change in or effect upon the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial condition of such party or any of its subsidiaries directly or indirectly arising out of or attributable to (i) any decrease in the market price of the shares of Parent Common Stock in the case of Parent or AmeriSource Common Stock in the case of AmeriSource (but in either case not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party), (ii) conditions, events, or circumstances generally affecting the economy as a whole or (iii) the loss by such party (and its subsidiaries) of any customer (including business of such customer) (including, without limitation, any financial consequence of such loss of customer) to the other party.

                (c) For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person).

                (d) For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge of all elected officers of such party or any of its subsidiaries with a title of vice president or higher.

                (e) For purposes of this Agreement, references to any financial statements or any component thereof shall be deemed to include the footnotes thereto.

                (f) For purposes of this Agreement, the term "including" shall mean "including, without limitation."

          8.4    Counterparts. This Agreement may be executed in counterparts,
                 ------------
which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

          8.5    Entire Agreement. This Agreement (including the documents and
                 ----------------
the instruments referred to herein), the AmeriSource Stock Option Agreement, the Confidentiality Agreement, the Joint Defense Agreement and the Antitrust Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

          8.6    Third Party Beneficiaries. Except for the agreement set forth
                 -------------------------
in Section 5.2(d), nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

          8.7    Governing Law. This Agreement shall be governed by the laws of
                 -------------
the State of Delaware, without giving effect to the conflict of laws principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any Action (and agrees not to commence any Action except in any such court), and further agrees that service of process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.2 shall be effective service of process for any Action brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Action brought in any such court has been brought in an inconvenient forum.

          8.8    Specific Performance. The transactions contemplated by this
                 --------------------
Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief, and the parties hereto agree to waive any requirement for the securing or posting of any bond in connection with the obtaining thereof.

          8.9    Assignment. Neither this Agreement nor any of the rights,
                 ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that all or any of the rights of Merger Sub hereunder may be assigned to any direct wholly-owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.10    Expenses. Subject to the provisions of Section 7.2 and the
                  --------
AmeriSource Stock Option Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Joint Proxy Statement (including filing fees related thereto) will be shared equally by Parent and AmeriSource.

          IN WITNESS WHEREOF, Parent, Merger Sub and AmeriSource have signed this Agreement as of the date first written above.

                           McKESSON CORPORATION

                           By:  /s/  Ivan D. Meyerson
                                ---------------------
                                Name:  Ivan D. Meyerson
                                Title:  Vice President and General Counsel


                           PATRIOT ACQUISITION CORP.

                           By:  /s/  Ivan D. Meyerson
                                ---------------------
                                Name:  Ivan D. Meyerson
                                Title:  Executive Vice President


                           AMERISOURCE HEALTH CORPORATION

                           By:  /s/  David Yost
                                ---------------
                                Name:  David Yost
                                Title:  President and Chief Executive Officer